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                                                                  Exhibit (2)(e)



                                 VOLUNTARY CASH
                                PURCHASE PROGRAM
                                       AND
                                    DIVIDEND
                                  REINVESTMENT
                                      PLAN



                             THE GERMANY FUND, INC.

                           THE NEW GERMANY FUND, INC.

                          THE CENTRAL EUROPE AND RUSSIA
                                   FUND, INC.



                         INVESTORS BANK & TRUST COMPANY

                                   PLAN AGENT





This plan is administered by the Investors Bank & Trust Company, not by The Germany Fund, Inc., The New Germany Fund, Inc., or The Central Europe and Russia Fund, Inc.





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   Investors Bank & Trust Company (the "Plan Agent") administers the Voluntary
Cash Purchase Program and Dividend Reinvestment Plan (the "Plan") for The Germany Fund, Inc., The New Germany Fund, Inc., and The Central Europe and Russia Fund, Inc. (the "Funds", and each, individually, a "Fund"). The Plan offers a variety of benefits and features that enable Fund shareholders to more easily manage their investments in the Funds. Some of these benefits and features include:

   o Both current shareholders and first-time investors are eligible to participate in the Plan.

   o Current shareholders, who are not already participants in the Plan, may join the Plan by either enrolling their shares with the Plan Agent or by making an initial cash deposit of at least $250 with the Plan Agent.

   o First-time investors may join the Plan by making an initial cash deposit of at least $250 with the Plan Agent.

   o Participants have the option of making additional investments of at least $100 in Fund shares through the Plan Agent each month ($36,000 annual limit).

   o Participants will receive their dividends and capital gains distributions in additional shares of the Funds.

   o Participants can build holdings in the Funds easily at no brokerage cost or at a reduced cost.

   o The Plan Agent will provide you with detailed account statements in an easy to read format that will summarize your account activity and your holdings in the Funds through the Plan.

   o Convenience and security--the Plan Agent will hold the shares that you transfer and the shares it acquires for you in safekeeping.

   The Plan is administered by the Plan Agent, not the Funds. The complete Terms and Conditions of the Plan are set forth on pages 7 through 11 of this brochure.




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WHAT IS THE VOLUNTARY CASH PURCHASE PROGRAM AND DIVIDEND REINVESTMENT PLAN?

   The Plan offers Fund Shareholders a simple and efficient way to manage and grow their investments in the Funds. The Plan has two components: (1) an optional voluntary cash purchase feature and (2) automatic reinvestment of dividends and capital gains distributions.

   1.    VOLUNTARY CASH PURCHASES

   If you join the Plan, you will have the option of making additional investments in Fund shares by depositing as little as $100 once a month with the Plan Agent, who will then purchase shares for your account on the open market. To take advantage of this feature, simply return the appropriate form that accompanies your monthly statements along with a cash deposit of at least $100 to the Plan Agent. You may invest up to $36,000 annually in this manner.

   In addition, the Plan has a feature that will allow first-time investors to enroll in the Plan with a direct deposit without first having to purchase shares through a broker. Current shareholders who do not have a Plan account may also take advantage of this new feature. In order to enroll, you must make an initial cash deposit of at least $250 with the Plan Agent.

   2.    REINVESTMENT OF INCOME DIVIDENDS AND CAPITAL GAINS DISTRIBUTIONS


   Each time the Fund declares dividends or makes capital gains or other distributions, your investment in the Fund will grow with the automatic reinvestment in new shares. If you choose to participate in the Plan, your dividends and capital gains or other distributions will be received in Fund shares, automatically increasing your holdings in the Fund.

   Please note: distributions of one Fund may not be used to purchase shares of another Fund. In the case of foreign (non-U.S.) shareholders, dividends and distributions will be received net of applicable withholding tax.

WHO CAN PARTICIPATE IN THE PLAN?

   Anyone can--it is that simple. Both current shareholders of the Funds and first-time investors may enroll in the Plan.



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   If you are a current shareholder of one of the Funds, you can participate directly in the Plan by either enrolling your shares with the Plan Agent or by making an initial cash deposit of at least $250 with the Plan Agent.

   If you do not currently own shares of one of the Funds and you wish to purchase shares to be held in your name under the Plan, you may join the Plan by making an initial cash deposit of at least $250 with the Plan Agent.

   If you do not currently own shares in any of the Funds and you wish to have shares under the Plan held in the name of a brokerage firm, bank, or other nominee, you should contact your nominee to arrange for it to participate in the Plan on your behalf.

IS THERE A COST TO PARTICIPATE?

   There is no charge to you for participating in the Plan, since the Plan Agent's fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund.

   However, whenever shares are purchased by the Plan Agent on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata share of brokerage commissions. Brokerage charges for such purchases are expected to be less than the usual brokerage charges for individual transactions because the Plan Agent will purchase stock for all participants in blocks, resulting in lower commissions for each individual participant. You may also pay brokerage commissions if you choose to have the Plan Agent sell your shares at any time. The Plan Agent may use the services of, and pay brokerage commissions to, an affiliated Broker in connection with the purchase or sale of shares on the New York Stock Exchange.

WHAT ARE THE TAX IMPLICATIONS FOR PARTICIPANTS?

   You will receive tax information annually for your personal records and to help you prepare your federal income tax return. Reinvestment of Fund shares does not relieve Plan Participants from any income tax which may be payable on dividends or distributions.

   For U.S. federal income tax purposes, when the Fund issues shares representing an income dividend or a capital gains distribution, you will include in income the fair market value of the shares received as of the payment date, which will be ordinary dividend income or capital gains, as the case may be. The shares will have a tax basis equal to such fair market value, and the holding


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

period for the shares will begin on the day after the date of distribution. If shares are purchased on the open market by the Plan Agent, you will include in income the amount of the cash payment made to nonparticipants. The basis of such shares will be the purchase price of the shares, and the holding period for the shares will begin on the day following the date of purchase. State, local and foreign taxes may also be applicable.

ONCE ENROLLED IN THE PLAN, MAY I WITHDRAW FROM IT?

   Absolutely. You may withdraw from the Plan without penalty at any time by written notice to the Plan Agent. Your withdrawal will be effective as specified in Paragraph 12 of the Terms and Conditions.

   If you withdraw, you will receive without charge, stock certificates issued in your name for all full shares; or, if you wish, the Plan Agent will sell your shares and send you the proceeds, less brokerage commissions. The Plan Agent will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds. Under the rules generally applicable to sales of securities, a sale of shares (including fractional shares) will be a taxable event for U.S. federal income tax purposes and may be taxable for state, local and foreign tax purposes.

IF I CURRENTLY HOLD SHARES OF THE FUND IN CERTIFICATE FORM, MAY I DEPOSIT THESE SHARES WITH THE PLAN AGENT FOR SAFEKEEPING?

   Yes--you can either deposit your shares at the time of enrollment or at a later time--it's your option. Depositing shares with the Plan Agent for safekeeping provides added protection against loss, theft, or inadvertent destruction of certificates. If you are interested in this feature, please contact the Plan Agent for details of how to deposit your certificate shares for safekeeping.

HOW WILL I BENEFIT?

   o You will build holdings in the Fund easily at no brokerage cost or at reduced costs. Dividend reinvestment will be automatic.

   o You will receive a detailed account statement from the Plan Agent, showing total dividends and distributions, additional cash purchases, date of investment, shares acquired, price per share, and total shares of record held by you and by the Plan Agent.



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   o  As long as you participate in the Plan, the Plan Agent will hold the shares it has acquired for you in safekeeping. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

WHOM SHOULD I CONTACT FOR ADDITIONAL INFORMATION?

   The Plan Agent will be available to answer any of your questions or to assist you in any manner with respect to the Plan. Please make all inquiries to:

                       VOLUNTARY CASH PURCHASE PROGRAM AND
                           DIVIDEND REINVESTMENT PLAN
                             THE GERMANY FUND, INC.
                           THE NEW GERMANY FUND, INC.
                    THE CENTRAL EUROPE AND RUSSIA FUND, INC.
                       C/O INVESTORS BANK & TRUST COMPANY
                              SHAREHOLDER SERVICES
                                  P.O. BOX 9130
                              BOSTON, MA 02117-9130
                                 1-800-437-6269


HOW DO I ENROLL?

   It is easy--simply read the Terms and Conditions in this brochure and follow the directions below:

   o  Complete and sign the attached authorization form.

   o If you hold shares in your own name that you want enrolled in the Plan, please mail the attached form to the Plan Agent.

   o If you currently hold shares in your own name that you do not want enrolled in the Plan, or, if you do not currently own shares of a Fund, please mail directly to the Plan Agent the attached form along with an initial cash deposit of at least $250 in the form of a check made payable to Investors Bank & Trust Company.

   o If you own shares that are held in the name of a brokerage firm, bank, or other nominee that you want held in the Plan, or, if you do not currently own shares and you wish to have shares under the Plan held in that manner, please submit the attached form to such brokerage firm, bank or other nominee and arrange for such nominee to participate in the Plan on your behalf.



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IF I ENROLL, HOW SOON WILL I REALIZE THE BENEFITS?

   Right away!

   You may exercise the voluntary cash purchase option at the next appropriate monthly date following the Plan Agent's receipt of your authorization.

   Your dividend reinvestments will begin with the next dividend or capital gains distribution payable after the Plan Agent receives your authorization, provided the Plan Agent receives your authorization prior to the record date. If you elect to join the Plan by making an initial cash deposit of at least $250, your dividend reinvestments will begin with the next dividend or capital gains distribution payable after the Plan Agent receives your authorization and deposit, and after the Plan Agent purchases shares for your account, provided that the authorization and deposit are received, and the purchases are made by the Plan Agent prior to the record date.

   Any of The Germany Fund, Inc., The New Germany Fund, Inc., The Central Europe and Russia Fund, Inc. or the Plan Agent may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 90 days before the record date of any dividend or capital gains distribution by the Fund.


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


                           TERMS AND CONDITIONS OF THE
                       VOLUNTARY CASH PURCHASE PROGRAM AND
                           DIVIDEND REINVESTMENT PLAN

                             The Germany Fund, Inc.
                           The New Germany Fund, Inc.
                    The Central Europe and Russia Fund, Inc.

   1. Investors Bank & Trust Company will act as agent (the "Plan Agent") for each current or future shareholder of The Germany Fund, Inc., The New Germany Fund, Inc., or The Central Europe and Russia Fund, Inc. (the "Fund"), who elects to participate (the "Participant") in the Voluntary Cash Purchase Program and Dividend Reinvestment Plan (the "Plan") and will credit the same account of each Participant in which the Participant's shares are now or hereinafter registered.

   If the Participant does not currently own shares of any of the Funds or does not want to enroll current shares owned by the Participant with the Plan Agent, the Participant must make an initial cash deposit of at least $250 with the Plan Agent. The Plan Agent will then apply such deposit (less a Participant's pro rata share of brokerage commissions or other costs, if any) to the purchase on the New York Stock Exchange (or, if different, on the principal exchange for Fund shares) or otherwise on the open market of Fund shares for such Participant's account. Initial cash deposits will be invested within approximately 30 days of the initial deposit. Generally, the Plan Agent will make such purchases on or about the 15th of each month. Initial cash deposits received less than 5 business days prior to an investment date may be held by the Plan Agent until the next month's investment date. Participants may withdraw any initial cash deposit by written notice received by the Plan Agent not less than 48 hours before such payment is to be invested.

   2. If the Participant elects to participate in the Plan by enrolling current shares owned by the Participant with the Plan Agent, participation in the dividend reinvestment feature of the Plan begins with the next dividend or capital gains distribution payable after the Plan Agent receives the Participant's written authorization, provided such authorization is received by the Plan Agent prior to the record date for such dividend or distribution. If such authorization is received after such record date, the Participant's participation in the dividend reinvestment feature of the Plan begins with the following dividend or distribution.

   If the Participant elects to participate in the Plan by making an initial cash deposit of at least $250 with the Plan Agent, participation in the dividend reinvestment feature of the Plan begins with the next dividend or capital gains distribution payable after the Plan Agent receives the Participant's authorization and deposit, and after the Plan Agent purchases shares for the Participant on the New York Stock Exchange (or, if different, on the principal exchange for Fund shares) or otherwise on the open market, provided that the authorization and deposit are received, and the purchases are made by the Plan Agent prior to the record


                                       7
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date. If such authorization and deposit are received after the record date, or if the Plan Agent purchases shares for the Participant after the record date, the Participant's participation in the dividend reinvestment feature of the Plan begins with the following dividend or distribution.

   Participation in the cash purchase feature of the Plan begins on the 5th business day after the Plan Agent receives the Participant's written authorization.

   3. Whenever the Fund declares a capital gains distribution, an income dividend or a return of capital distribution payable, at the election of shareholders, either in cash or in common stock of the Fund ("Fund shares"), the Plan Agent shall automatically elect to receive Fund shares for the account of each Participant.

   4. Whenever the Fund declares a capital gains distribution, an income dividend or a return of capital distribution payable only in cash and the net asset value per share of the Fund's common stock equals or is less than the market price per share on the valuation date (the "Market Parity or Premium"), the Plan Agent shall apply the amount of such dividend or distribution payable to a Participant to the purchase from the Fund of Fund Shares for a Participant's account, except that if the Fund does not offer shares for such purpose because it concludes Securities Act registration would be required and such registration cannot be timely effected or is not otherwise a cost-effective alternative for the Fund, then the Plan Agent shall follow the procedure in paragraph 5 below. The number of additional shares to be credited to a Participant's account shall be determined by dividing the dollar amount of the distribution payable to a Participant by the net asset value per share of the Fund's common stock on the valuation date, or if the net asset value per share is less than 95% of the market price per share on such date, then by 95% of the market price per share. The valuation date will be the payable date for such dividend or distribution.

   5. Whenever the Fund declares a capital gains distribution, an income dividend or a return of capital distribution payable only in cash and the net asset value per share of the Fund's common stock exceeds the market price per share on the valuation date (the "Market Discount"), the Plan Agent shall apply the amount of such dividend or distribution payable to a Participant (less a Participant's pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Fund shares for a Participant's account. The valuation date will be the payable date for such dividend or distribution. Such purchases will be made on or shortly after the valuation date and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws.

   6. Each Participant has the option of sending additional funds in the amount of at least $100 in any month for the purchase of Fund shares. Up to $36,000 may be invested annually. The Plan Agent shall apply such funds (less a Participant's pro rata share of brokerage commissions or other costs, if any) to the purchase on the New York Stock Exchange (or, if different, on the principal

                                       8
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exchange for Fund shares) or otherwise on the open market of Fund shares for such Participant's account, regardless of whether there is a Market Parity or Premium or a Market Discount. Voluntary payments will be invested on or shortly after the 15th day of each month. Funds received less than 5 business days before the investment date will be held by the Plan Agent until the next investment date. Participants may withdraw any voluntary cash payment by written notice received by the Plan Agent not less than 48 hours before such payment is to be invested.

   7. For all purposes of the Plan: (a) the market price of the Fund's common stock on a valuation date shall be the last sales price on the New York Stock Exchange (or, if different, the principal exchange for Fund shares) on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date and (b) the net asset value per share of the Fund's common stock on a valuation date shall be as determined by or on behalf of the Fund.

   8. Open-market purchases provided for above may be made on any securities exchange where the Fund's common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. A Participant's funds held by the Plan Agent uninvested will not bear interest, and it is understood that, in any event the Plan Agent shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the common stock of the Fund acquired for a Participant's account.

   For the purposes of purchases in the open market, the Plan Agent may aggregate a Participant's purchase with the purchases of other Participants, and the average price (including any brokerage commissions) of all shares purchased by the Plan Agent shall be the price per share allocable to each Participant.

   9. The Plan Agent may hold a Participant's shares acquired pursuant to this Plan, together with the shares of other Participants acquired pursuant to this Plan, in noncertificated form in the name of the Plan Agent or that of a nominee. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any shares so held for a Participant only in accordance with the proxy returned by a Participant to the Fund. Upon a Participant's written request, the Plan Agent will deliver to a Participant, without charge, a certificate or certificates for the full shares held by the Plan Agent.

   The Plan Agent will confirm to a Participant each acquisition made for a Participant's account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to a Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Agent will adjust for


                                       9
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any such undivided fractional interest in cash at the market value of the Fund shares at the time of termination.

   10. Any stock dividends or stock split shares distributed by the Fund on shares held by the Plan Agent for a Participant will be credited to a Participant's account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for a Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to a Participant.

   11. The Plan Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Each Participant will be charged a pro rata share of brokerage commissions on all open market purchases. The Plan Agent may use the services of, and pay brokerage commissions to, an affiliated Broker in connection with the purchase or sale of shares on the New York Stock Exchange (or, if different, the principal exchange for Fund shares).

   12. A Participant may terminate his or her account under the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if such notice is received by the Plan Agent not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective after the investment of the current dividend or distribution. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to each Participant at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for each Participant and cash adjustment for any fractional shares to be delivered to each Participant without charge.

   13. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by a Participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent in the Plan Agent's place under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay such successor Agent, for a Participant's account, all dividends and distributions payable on common stock of the Fund held in the Participant's name or under the plan for retention or application by such successor Agent as provided in these terms and conditions.

   14. The Plan Agent shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but the Plan Agent


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shall assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith, or willful misconduct or that of its employees.

   15. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.




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                                 VOLUNTARY CASH
                                PURCHASE PROGRAM
                                  AND DIVIDEND
                                  REINVESTMENT
                                      PLAN

                             THE GERMANY FUND, INC.

                           THE NEW GERMANY FUND, INC.

                    THE CENTRAL EUROPE AND RUSSIA FUND, INC.

                               www.germanyfund.com
                             www.newgermanyfund.com
                                 www.ceefund.com

                                 345 Park Avenue
                            New York, New York 10154

                                     MANAGER
                          DEUTSCHE BANK SECURITIES INC.

                               INVESTMENT ADVISER
                            DEUTSCHE ASSET MANAGEMENT
                               INTERNATIONAL GmbH

                            Shareholder Inquiries to:

                       Voluntary Cash Purchase Program and
                           Dividend Reinvestment Plan
                             The Germany Fund, Inc.
                           The New Germany Fund, Inc.
                    The Central Europe and Russia Fund, Inc.
                       c/o Investors Bank & Trust Company
                              Shareholder Services
                                  P.O. Box 9130
                              Boston, MA 02117-9130
                               Tel.1-800-437-6269